EXHIBIT 99.1

Internal Memorandum

Date: Thursday, May 14, 2020

To:	Delta Colleagues Worldwide

From:	Ed Bastian, CEO

Subject:	Protecting our Future

With the unprecedented drop in travel demand amid the COVID-19 pandemic and global economic slowdown, we continue to take action to protect Delta’s cash, Delta jobs and Delta’s future. Our principal financial goal for 2020 is to reduce our cash burn to zero by the end of the year, which will mean, for the next two to three years, a smaller network, fleet and operation in response to substantially reduced customer demand.

An important tool to help us achieve these goals is retiring older aircraft and modernizing our fleet as we plan for the future. We’ve already accelerated the retirement plan for the MD-88s and MD-90s, and parked more than 650 jets total. With international travel expected to return slowly, we’ve also made the difficult decision to permanently retire our Boeing 777 fleet – 18 aircraft – by the end of the year. Our A330s and A350-900s, which are more fuel-efficient and cost-effective, will perform long-haul flying as international demand returns.

Retiring a fleet as iconic as the 777 is not an easy decision – I know it has a direct impact on many of you who fly, crew and service these jets. The 777 played an important role with Delta since 1999, allowing us to open new long-haul markets and grow our international network as we transformed into a global airline. I’ve flown on that plane often and I love the customer experience it has delivered over the years.

However, parking this fleet will provide significant cost savings over the next several years. Delta is currently burning about $50 million every day, and steps like this help us stem the bleeding, in an effort to safeguard Delta jobs and our future. Delta went into this crisis in a position of strength, and this will be an important step to ensure we remain in a relatively strong industry position as demand recovers.

We continue to hear from our customers about the great work you are doing every day. I’ve received many emails and messages in recent weeks thanking us for the amazing work of our Reservations and Customer Care professionals, particularly as they’ve assisted with processing refunds.

Delta has refunded more than $1.2 billion to our customers since the pandemic began, including $160 million so far this month. It reflects an enormous volume of cash refunds that our people have handled with their renowned professionalism and empathy.

As one customer put it in a survey response, “I was anticipating a hassle from previous customer support experiences with other companies, but my concern was addressed in a way that felt very good as a consumer. This was my best support experience ever.”

Thanks to the reservations and care team – you are the best in the business.

In addition to protecting our cash and positioning Delta for the future, our other top priority – and the most important one – is protecting the health and safety of our people and customers. That includes mental as well as physical health. May is Mental Health Awareness Month, and in stressful times like these, we should be particularly mindful of our mental and emotional well-being. Delta has resources available, including our Employee Assistance Program, that can help with almost any mental health issue or concern. There’s information available on Deltanet on how to access these programs, or you can contact the Human Resources department.

I want to thank you all for the hard work and sacrifices you are making to secure the future of our airline. That includes those who have taken voluntary leaves of absence – more than 41,000 so far - as well as our people on the front lines taking care of our customers during this stressful period. You continue to inspire me every day as we work to build Delta’s future together.

Please continue to stay healthy and safe, physically and mentally, at work and in your personal lives. Nothing is more important. I’ll be in touch soon with another update, and will continue to answer your questions at our virtual Town Halls on SkyHub.

It’s my honor to serve alongside you.

Ed